Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Elevance Renewable Sciences, Inc.

We consent to the use of our report dated March 24, 2011 (September 20, 2011 as to Notes 2(e), 2(x) and 2(y)) relating to the consolidated financial statements of Elevance Renewable Sciences, Inc. and Subsidiaries included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, IL

December 22, 2011